                              [GRANT PRIDECO LOGO]


FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACTS:                                     MEDIA CONTACT:
Jay M. Mitchell                                                      John Beltz
Treasurer                                           VP Marketing Communications
(832) 681-8558                                                   (832) 681-8502
jay.mitchell@grantprideco.com                       john.beltz@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(832) 681-8527
matt.fitzgerald@grantprideco.com


                  GRANT PRIDECO REPORTS FOURTH QUARTER RESULTS

         HOUSTON, TEXAS, February 11, 2004 - Grant Prideco, Inc. (NYSE:GRP) today announced a net loss of $10.2 million ($0.08 per share) in the fourth quarter of 2003 on revenues of $236.5 million. This net loss included several special charges totaling $0.17 per share as outlined below. These results compare to net income of $7.5 million ($0.06 per share) on revenues of $221.3 million in the third quarter of 2003 and a net loss of $0.3 million ($0.00 per share) on revenues of $156.9 million in last year's fourth quarter. The year-over-year revenue increase is due to the acquisition of ReedHycalog(TM) in December 2002.

         Special charges, net of tax, included in our fourth quarter of 2003 results are as follows (all non-cash except for the ReedHycalog transition costs):

                                                            THREE MONTHS ENDED
                                                            DECEMBER 31, 2003
                                                            ------------------

Drilling Products Rationalization Charges.................       $16,201
Other Impairments.........................................         4,157
ReedHycalog Transition Costs..............................           686
                                                                 -------
  Total Special Items, Net of Tax.........................       $21,044
                                                                 =======
EPS Impact................................................       $  0.17
                                                                 =======

         CONSOLIDATED REVENUES INCREASED 7%, SEQUENTIALLY

         Consolidated revenues increased $15.2 million (7%) sequentially. Revenues increased $1.8 million (2%) at the Drilling Products and Services segment, $12.8 million (19%) at the Drill Bits segment, and $0.7 million (2%) at the Tubular Technology and Services segment. Revenues at the Marine Products and Services segment decreased $0.3 million (2%) sequentially.

         EXCLUDING SPECIAL ITEMS, OPERATING INCOME INCREASED SEQUENTIALLY, AND OVER LAST YEAR'S FOURTH QUARTER

         Consolidated operating loss was $2.6 million in the fourth quarter of 2003 compared to operating income of $22.5 million sequentially and $9.5 million in last year's fourth quarter. Operating loss for the fourth quarter of 2003 included fixed asset write-downs from the Company's manufacturing rationalization program of $24.9 million, asset impairments of $6.4 million related to two technology joint ventures, and transition costs of $0.8 million associated with the ReedHycalog acquisition in December 2002. The third quarter of 2003 operating income included ReedHycalog transition costs of $1.0 million. Excluding these items, operating income of $29.5 million in the fourth quarter of 2003 increased 26% sequentially and over 200% from last year's fourth quarter. On the same basis, the fourth quarter of 2003 operating income margin of 13% compares to 11% in the third quarter of 2003 and 6% in last year's fourth quarter. The sequential increases are due to the increased activity in the Drill Bits segment with the year-over-year increases due primarily to the ReedHycalog acquisition in December 2002, coupled with increased drill pipe sales in the Drilling Products and Services segment.

         Other operating expenses (sales and marketing, general and administrative, and research and engineering) as a percentage of revenues remained flat sequentially at approximately 24% but have increased from 13% in last year's fourth quarter. The year-over-year increase relates primarily to the ReedHycalog acquisition which has a significant worldwide sales and marketing infrastructure and an extensive research and engineering program.

         SEGMENT RESULTS

         DRILLING PRODUCTS AND SERVICES

         Revenues in the Drilling Products and Services segment of $88.4 million in the fourth quarter of 2003 represent a sequential increase of $1.8 million (2%) and a $15.9 million (22%) increase over last year's fourth quarter. The sequential and year-over-year increases were primarily attributable to improved sales volumes. Total drill pipe footage sold was 2.1 million feet in the fourth quarter of 2003, an increase of 5% over the 2.0 million feet sold in the third quarter and an increase of 31% over the 1.6 million feet sold in the fourth quarter of 2002.

         Operating loss of $11.0 million in the fourth quarter of 2003, which included fixed asset write-downs of $24.9 million related to the Company's manufacturing rationalization program, compares to operating income of $15.0 million sequentially and $10.2 million in last year's fourth quarter. The fixed asset write-downs relate to redundant or idle assets that will be taken out of service earlier than their estimated useful lives pursuant to the Company's initiative to streamline manufacturing capacity and improve operating efficiencies. This rationalization is expected to reduce operating costs by approximately $11 to $12 million annually. Additional charges of $1.9 million related to this program are expected in the first quarter of 2004 due to severance, lease termination, and other exit costs. Excluding the write-downs, operating income decreased slightly despite a 2% increase in revenues due to increased sales of non-premium drill pipe. Year-over year, the increase in operating income was due to the significant increase in drill pipe sales volumes.

         DRILL BITS

         The Drill Bits segment achieved record quarterly revenues of $80.9 million in the fourth quarter of 2003, representing a 19% increase from $68.1 million in the third quarter of 2003 and a 43% increase from $56.7 million in the second quarter of 2003. This increase was driven by the continued successful market penetration of the new TReX(TM) fixed-cutter bit coupled with increased international sales in Latin America, Europe and Africa.

         Operating income of $21.9 million in the fourth quarter of 2003 compares to $13.4 million sequentially, which includes transition costs of $0.8 million and $1.0 million, respectively. Operating income margins also improved sequentially from 20% to 27%. These improvements are due to the increase in drill bit sales during the year.

         TUBULAR TECHNOLOGY AND SERVICES

         Revenues for the Tubular Technology and Services segment in the fourth quarter of 2003 were $46.6 million, up from $45.9 million sequentially and down slightly from $46.9 million in last year's fourth quarter. Revenues have remained relatively flat sequentially and year-over-year, which is in line with the relatively stationary Gulf of Mexico rig count.

         Operating income of $1.4 million in the fourth quarter compares to $0.7 million sequentially and an operating loss of $1.8 million in last year's fourth quarter. The increase in operating income and margins was due to higher volumes from the Company's more profitable product lines and lower manufacturing expenses.

         MARINE PRODUCTS AND SERVICES

         Revenues for the Marine Products and Services segment in the fourth quarter of 2003 were $19.4 million as compared to $19.7 million sequentially and $25.7 million in last year's fourth quarter. In December 2003, the Company sold its drive-pipe hammer service business for approximately $7 million. Included in prior period revenues are contributions from the Rotator division, which was sold in September 2003, and the hammer business totaling $4.1 million in the third quarter of 2003 and $5.8 million in last year's fourth quarter.

         Operating income of $0.9 million in the fourth quarter of 2003 compares to $1.0 million sequentially and $3.7 million in last year's fourth quarter. The year-over-year decrease is due primarily to decreased sales at the Company's XL Systems division coupled with the sale of the Rotator division.

         OTHER

         Revenues for the Other segment in the fourth quarter of 2003 were $1.2 million as compared to $1.0 million sequentially and $6.4 million in last year's fourth quarter. The significant decrease in revenue is due to the exiting of the industrial product lines during 2003.

         Operating loss was $7.7 million in the fourth quarter of 2003, which includes asset impairments of $6.4 million related to two technology joint ventures, compared to $1.7 million sequentially and operating income of $0.3 million in last year's fourth quarter.

         CORPORATE

         Corporate operating loss for the fourth quarter of 2003 was $8.1 million compared to $6.0 million sequentially and $3.8 million in last year's fourth quarter. The sequential and year-over-year increases are primarily due to higher incentive and business development costs.

         CAPITAL SPENDING AND DEBT

         Capital expenditures for the fourth quarter of 2003 totaled $13.0 million, compared to $8.6 million sequentially and $11.3 million in last year's fourth quarter.

         Total debt at December 31, 2003 was $437.9 million, down $6.7 million from September 30, 2003, and down $57.6 million from December 31, 2002.

         OUTLOOK

         The Company's Chairman and CEO, Michael McShane, commented, "We are pleased with the fourth quarter, which concluded some important steps for the company. We had record quarterly revenues from ReedHycalog, which successfully completed its transition into Grant Prideco this quarter. We completed our previously announced global manufacturing study in the Drilling Products segment, which positions us for stronger profitability through the cycle; and we continued to make progress exiting several non-strategic businesses. We will continue to evaluate other under-performing operations with the intent to either improve margins or exit the businesses.

         "Prospectively, we forecast improved margins in the upcoming year with manufacturing rationalization and other efficiency initiatives. While the Drilling Products revenue recovery remains uncertain at this time, we believe customer inventory levels are closer to the point where restocking will be necessary. While we have not factored any improvement into our projections, this may result in improving revenues towards the second half of the year for that segment. In addition, we do not anticipate any meaningful increase in US offshore activity. Overall, with a relatively flat rig count and absent any improvement in Drilling Products demand, we are currently forecasting 2004 EPS in the range of $0.30 to $0.34. If the Drilling Product business improves from current levels, earnings should exceed these estimates."

         Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; a leading provider of high-performance engineered connections and premium tubular products and services.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco's prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco's products, expectations for modestly improving demand for our drill stem products, increased competition in the Company's premium connection markets, expectations relating to Grant Prideco's ability to maintain and increase pricing in its various product lines, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco's ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco's assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco's forward-looking statements. The results included herein are unaudited and subject to completion of testing from the independent accountants.

                               GRANT PRIDECO, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                             THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                                 DECEMBER 31,              DECEMBER 31,
                                                         ------------------------   ------------------------
                                                             2002         2003         2002         2003
                                                         -----------   ----------   -----------  -----------
                                                                       (Unaudited)              (Unaudited)
Revenues..............................................    $ 156,859    $ 236,522     $ 639,748    $ 838,456
Costs and Expenses:
  Cost of Sales.......................................      126,799       151,495      501,056      564,793
  Sales and Marketing ................................        7,644        30,851       27,973      107,197
  General and Administrative..........................       12,283        20,807       54,498       71,221
  Research and Engineering............................          685         4,682        3,190       17,711
  Other Charges.......................................           --        31,320        7,045       31,398
                                                          ---------    ----------    ---------    ---------
                                                            147,411       239,155      593,762      792,320
                                                          ---------    ----------    ---------    ---------
Operating Income (Loss)...............................        9,448        (2,633)      45,986       46,136
Other Income (Expense):
  Interest Expense....................................       (8,998)      (11,197)     (27,051)     (43,871)
  Other, Net..........................................         (264)        1,139         (952)      11,145
  Equity Income (Loss) in Unconsolidated Affiliates...          429        (1,581)       5,342         (478)
                                                          ---------     ---------    ---------    ----------
                                                             (8,833)      (11,639)     (22,661)     (33,204)
Income (Loss) Before Income Taxes.....................          615       (14,272)      23,325       12,932
Income Tax Benefit (Provision)........................         (188)        4,995       (7,228)      (4,526)
                                                          ---------     ---------    ---------    ---------
Net Income (Loss) Before Minority Interests...........          427        (9,277)      16,097        8,406
Minority Interests....................................         (765)         (877)      (3,051)      (3,216)
                                                          ---------     ---------    ---------    ---------
Net Income (Loss) Before Cumulative Effect of
  Accounting Change...................................         (338)      (10,154)      13,046        5,190
Cumulative Effect of Accounting Change, Net of Tax....           --            --       (6,412)          --
                                                          ---------     ---------    ---------    ---------
Net Income (Loss).....................................    $    (338)    $ (10,154)   $   6,634    $   5,190
                                                          =========     =========    =========    =========

Basic Net Income (Loss) Per Share:
  Basic Net Income (Loss) Before Cumulative Effect of
    Accounting Change.................................    $   (0.00)    $   (0.08)   $    0.12    $    0.04
  Cumulative Effect of Accounting Change..............           --            --        (0.06)          --
                                                          ---------     ---------    ---------    ---------
  Net Income (Loss)...................................    $   (0.00)    $   (0.08)   $    0.06    $    0.04
                                                          =========     =========    =========    =========
  Basic Weighted Average Shares Outstanding...........      112,908       121,792      111,459      121,646
                                                          =========     =========    =========    =========

Diluted Net Income (Loss) Per Share:
  Diluted Net Income (Loss) Before Cumulative Effect
    of Accounting Change..............................    $   (0.00)    $   (0.08)   $    0.12    $    0.04
  Cumulative Effect of Accounting Change..............           --            --        (0.06)          --
                                                          ---------     ---------    ---------    ---------
  Net Income (Loss)...................................    $   (0.00)    $   (0.08)   $    0.06    $    0.04
                                                          =========     =========    =========    =========
  Diluted Weighted Average Shares Outstanding.........      112,908       121,792      112,854      123,401
                                                          =========     =========    =========    =========

OTHER DATA:
  Depreciation and Amortization.......................    $   8,223     $  12,470   $   31,147   $   46,032
  Cash Provided by Operating Activities...............       11,377        26,409      119,289       87,511
  Cash Used in Investing Activities...................     (273,421)      (14,624)    (313,836)     (30,668)
  Cash Provided by (Used in) Financing Activities.....      267,839        (7,619)     206,041      (59,491)
  Capital Expenditures (a)............................       11,322        13,032       45,781       41,418

                                                                      DECEMBER 31,      DECEMBER 31,
                                                                         2002               2003
                                                                      ------------      ------------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets......................................................  $1,315,349        $1,267,305
  Total Debt........................................................     495,503           437,926
  Total Liabilities.................................................     726,477           660,529
  Stockholders' Equity..............................................     588,872           606,776

  Backlog at Period Ended...........................................  $   87,176        $  120,636

-----------

 (a) Capital expenditures for property, plant, and equipment exclude the costs related to acquisitions of businesses.


RECONCILIATION OF GAAP RESULTS

         The following tables reconcile reported GAAP results referenced in this press release (in thousands, except percentages):


                                                         THREE MONTHS ENDED
                                         -----------------------------------------------
(UNAUDITED)                                DECEMBER 31, 2003       SEPTEMBER 30, 2003
                                         ----------------------   ----------------------
                                                    DILUTED EPS             DILUTED EPS
                                                    -----------             ------------
Reported Net Income (Loss).............. $(10,154)   $  (0.08)    $ 7,484    $   0.06
Drilling Products Rationalization
  Charges...............................   16,201        0.13          --          --
Other Impairments.......................    4,157        0.03          --          --
Gain on Sale of Rotator.................       --          --      (1,420)      (0.01)
ReedHycalog Transition Costs............      686        0.01         949        0.01
                                         --------    --------     -------    --------
Adjusted Net Income..................... $ 10,890    $   0.09     $ 7,013    $   0.06
                                         ========    ========     =======    ========

                                                        TWELVE MONTHS ENDED
                                         ----------------------------------------------
(UNAUDITED)                                DECEMBER 31, 2003        DECEMBER 31, 2002
                                         ----------------------   ---------------------
                                                    DILUTED EPS             DILUTED EPS
                                                    -----------             -----------
Reported Net Income (Loss)..............  $ 5,190    $   0.04     $ 6,634    $   0.06
Renegotiated Liability with Former
  Parent................................   (4,242)      (0.03)         --          --
Gain on Sale of Star....................     (843)       0.00          --          --
Inventory Reserves for Exited Product
  Lines.................................    4,144        0.03          --          --
Gain on Sale of Rotator.................   (1,420)      (0.01)         --          --
Drilling Products Rationalization
  Charges...............................   16,201        0.13          --          --
Other Impairments.......................    4,157        0.03          --          --
ReedHycalog Transition Costs............    4,432        0.03       2,001        0.01
Write-Down of Idled Assets..............       --          --       1,793        0.02
Severance Cost..........................       --          --       3,103        0.03
                                          -------    --------     -------    --------
Adjusted Net Income.....................  $27,619    $   0.22     $13,531    $   0.12
                                          =======    ========     =======    ========


                                                      THREE MONTHS ENDED
                                        ---------------------------------------------
 (UNAUDITED)                             DECEMBER 31, 2003       SEPTEMBER 30, 2003
                                        --------------------    ---------------------
                                                    MARGIN %                MARGIN %
                                                    --------                --------
Reported Consolidated Operating
  Income (Loss)......................   $(2,633)      (1)%      $22,498       10%
Drilling Products Rationalization
  Charges............................    24,924       11%            --       --
Other Impairments....................     6,396        2%            --       --
ReedHycalog Transition Costs.........       827        1%           981        1%
                                        -------       ---       -------       ---
Adjusted Consolidated Operating......
  Income.............................   $29,514       13%       $23,479       11%
                                        =======       ===       =======       ===

                                                THREE MONTHS ENDED
(UNAUDITED)                                     DECEMBER 31, 2003
                                             -----------------------
                                                            MARGIN %
                                                            --------
Reported Drilling Products Operating Loss..    $(10,983)     (12)%
Drilling Products Rationalization Charges..      24,924       28%
                                               --------      ---
Adjusted Drilling Products Operating
   Income..................................    $ 13,941       16%
                                               ========      ===

                                                        THREE MONTHS ENDED
                                          -----------------------------------------------
(UNAUDITED)                                 DECEMBER 31, 2003       SEPTEMBER 30, 2003
                                          ---------------------    ----------------------
                                                     MARGIN %                  MARGIN %
                                                     ---------                 ---------
Reported Drill Bits Operating Income....   $21,900      27%       $13,425         20%
ReedHycalog Transition Costs............       827       1%           981          1%
                                           -------      --        -------         --
Adjusted Drill Bits Operating Income....   $22,727      28%       $14,406         21%
                                           =======      ==        =======         ==


                                                   THREE MONTHS ENDED
                                        ---------------------------------------
(UNAUDITED)                             SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                        ------------------   ------------------
Reported Marine Revenues..............       $19,739               $25,730
Rotator Division Revenues.............        (2,235)               (4,085)
Hammer Business Revenues..............        (1,885)               (1,712)
                                             -------               -------
Adjusted Marine Revenues..............       $15,619               $19,933
                                             =======               =======

                  SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                                 (In thousands)


                                                  THREE MONTHS ENDED DECEMBER 31,       TWELVE MONTHS ENDED DECEMBER 31,
                                                  -------------------------------       --------------------------------
                                                      2002               2003                 2002               2003
                                                   ---------           ---------           ---------           ---------
REVENUES:
Drilling Products and Services                     $  72,528           $  88,436           $ 317,280           $ 308,297
Drill Bits                                             5,270              80,919               5,270             258,975
Tubular Technology and Services                       46,902              46,601             216,842             190,200
Marine Products and Services                          25,730              19,388              71,974              71,045
Other                                                  6,429               1,178              28,382               9,939
                                                   ---------           ---------           ---------           ---------
                                                   $ 156,859           $ 236,522           $ 639,748           $ 838,456
                                                   ---------           ---------           ---------           ---------

OPERATING INCOME (LOSS):
Drilling Products and Services                     $  10,206           $ (10,983)          $  58,029           $  18,776
Drill Bits                                               796              21,900                 796              58,443
Tubular Technology and Services                       (1,815)              1,384               7,893               7,176
Marine Products and Services                           3,696                 863               3,922               1,297
Other                                                    349              (7,719)             (1,124)            (16,754)
Corporate                                             (3,784)             (8,078)            (23,530)            (22,802)
                                                   ---------           ---------           ---------           ---------
                                                   $   9,448           $  (2,633)          $  45,986           $  46,136
                                                   ---------           ---------           ---------           ---------

DEPRECIATION AND AMORTIZATION:
Drilling Products and Services                     $   3,089           $   4,126           $  12,252           $  14,912
Drill Bits                                               249               3,192                 249              11,191
Tubular Technology and Services                        3,396               2,623              12,543              10,705
Marine Products and Services                             914               1,073               3,687               4,063
Other                                                    276                 879               1,475               3,356
Corporate                                                299                 577                 941               1,805
                                                   ---------           ---------           ---------           ---------
                                                   $   8,223           $  12,470           $  31,147           $  46,032
                                                   ---------           ---------           ---------           ---------

CAPITAL EXPENDITURES FOR PROPERTY,
PLANT AND EQUIPMENT:
Drilling Products and Services                     $   6,378           $   2,707           $  22,781           $  16,260
Drill Bits                                                --               5,985                  --              10,175
Tubular Technology and Services                        2,963                 826              11,536               2,827
Marine Products and Services                           1,040               2,729               3,343               6,837
Other                                                     --                  24               2,041                 940
Corporate                                                941                 761               6,080               4,379
                                                   ---------           ---------           ---------           ---------
                                                   $  11,322           $  13,032           $  45,781           $  41,418
                                                   ---------           ---------           ---------           ---------